Exhibit 23.4

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Eastern Bankshares, Inc. for the registration of 39,619,107 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2023, except for the presentation of discontinued operations for the insurance agency business as described in Note 24 and for the subsequent events as described in Note 27, as to which the date is November 8, 2023, with respect to the consolidated financial statements of Eastern Bankshares, Inc. included in its Current Report on Form 8-K dated November 8, 2023, and our report dated February 24, 2023, with respect to the effectiveness of internal control over financial reporting of Eastern Bankshares Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 13, 2023